FOR IMMEDIATE RELEASE

ALCO STORES, INC. ANNOUNCES REPURCHASE OF 12% OF ITS SHARES

Abilene, Kan. (October 10, 2012) – ALCO Stores, Inc. (Nasdaq: ALCS) today announced that it has acquired 460,158 shares of its common stock, approximately 12% of the outstanding shares, in a transaction with a major shareholder. The purchase price of $6.60 per share of ALCO stock resulted in a total transaction value of approximately $3.04 million. The Company has retired all repurchased shares.

Royce Winsten, Chairman of the Board of Directors of ALCO Stores, said, “As we stated in renewing and expanding the Share Repurchase Program earlier in 2012, the Board believes that ALCO stock is a compelling investment value at current levels and that the buyback is a good use of shareholders’ capital. We believe this decision will benefit shareholders in the long run.”

The Share Repurchase Program, initially authorized in 2006 for up to 200,000 shares, has been renewed and updated at various times since then by the Board of Directors. On April 25, 2012, the Board authorized the Company to repurchase an additional 500,000 shares, for a total of 700,000 shares authorized for repurchase under the Program. As of October 10, 2012, following the recent transaction, the Company has remaining authority to purchase up to 89,538 additional shares of stock under the Program. The Company has no obligation to repurchase any shares under the Share Repurchase Program, and the Program may be suspended, terminated, or modified at any time for any reason without prior notification.

About ALCO Stores, Inc.
ALCO Stores, Inc. is a broad-line retailer, primarily located in small underserved communities across 23 states. The Company has 216 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices. We are proud to have continually provided friendly, personal service to our customers for the past 111 years. To learn more about the Company, visit www.ALCOstores.com.

Forward-looking statements
This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms. You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and the Company performance. Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

###

For more information, contact:
Wayne S. Peterson
Senior Vice President – Chief Financial Officer
785-263-3350 X164
email: wpeterson@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-642-6363
email: dhagen@hagenandpartners.com